Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2017 First Quarter Results

MONROVIA, Calif., August 30, 2016 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its first quarter ended July 30, 2016.

“During the quarter we focused on executing our strategy and generated results in line with guidance and historical seasonality for our business,” said Wahid Nawabi, AeroVironment chief executive officer. “International demand for our small UAS remains strong, and we are confident in our ability to build on significant opportunities with existing and new customers, particularly in Europe and the Middle East. Domestically, we remain poised to capitalize on revenue opportunities for small UAS with the U.S. Department of Defense, and are on track with the development of our integrated commercial information solution.”

Mr. Nawabi added, “Our funded backlog increased 14%, even though certain bookings were delayed.  Looking ahead, we expect a higher proportion of full year revenue in the second half of our year while working to achieve our fiscal 2017 goals.  We are focused on executing our strategy to deliver high long-term growth with near-term progress in key initiatives.”

FISCAL 2017 FIRST QUARTER RESULTS

Revenue for the first quarter of fiscal 2017 was $36.2 million, a decrease from first quarter fiscal 2016 revenue of $47.1 million. The decrease in revenue resulted from a decrease in sales in our Unmanned Aircraft Systems (UAS) segment of $9.7 million and a decrease in sales in our Efficient Energy Systems (EES) segment of $1.2 million.

Gross margin for the first quarter of fiscal 2017 was $6.7 million, a decrease from first quarter fiscal 2016 gross margin of $16.0 million. The decrease in gross margin was primarily due to a decrease in product margin of $9.4 million. Service margins were consistent quarter over quarter. As a percentage of revenue, gross margin decreased from 34% to 18%. The decrease in gross margin percentage was primarily due to an increase in warranty related costs of $1.7 million related to certain small UAS delivered in prior periods, an increase in engineering and technical analyses costs related to existing products of $1.5 million, a decrease in product sales volume, which resulted in an increase in the per unit fixed manufacturing and engineering overhead support cost, and an unfavorable product mix.

Loss from operations for the first quarter of fiscal 2017 was $15.6 million, an increase from first quarter fiscal 2016 loss from operations of $9.1 million. Year over year loss from operations was a result of a decrease in gross margin of $9.3 million, partially offset by a decrease in selling, general and administrative (SGA) expense of $1.6 million and a decrease in research and development (R&D) expense of $1.2 million.

Other income, net, for the first quarter of fiscal 2017 was $0.1 million compared to other expense, net of $2.2 million for the first quarter of fiscal 2016. The decrease was primarily due to the recording of an other-than-temporary impairment loss on our CybAero equity securities during the three months ended August 1, 2015. The CybAero equity securities were sold during the second quarter of fiscal 2016.

Net loss for the first quarter of fiscal 2017 was $11.6 million compared to net loss for the first quarter of fiscal 2016 of $7.0 million. The tax benefit for the three months ended July 30, 2016 was primarily due to federal legislation reinstating the federal research and development tax credit during the three months ended January 30, 2016 and the reversal of a reserve for uncertain tax positions due to the settlement of prior fiscal year audits.

Loss per share for the first quarter of fiscal 2017 was $0.51 compared to loss per share for the first quarter of fiscal 2016 of $0.30.  Loss per share for the first fiscal quarter of 2016 was impacted by both the impairment loss and losses on sales of our CybAero equity securities.

BACKLOG

As of July 30, 2016, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $74.7 million compared to $65.8 million as of April 30, 2016.

FISCAL 2017 — OUTLOOK FOR THE FULL YEAR

For fiscal 2017, the company remains committed to generating revenue of between $260 million and $280 million, and earnings per fully diluted share of between $0.20 and $0.35.  Seasonally low first quarter revenue, lower than planned bookings and significant international opportunities requiring export license approval contribute to greater execution challenges.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, August 30, 2016, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Raymond D. Cook, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, August 30, 2016, at approximately 4:30 p.m. Pacific Time through Tuesday, September 6, 2016, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 66874440. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty.  Based in California, AeroVironment is a recognized leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended
	July 30,	August 1,
	2016	2015

Revenue:
Product sales	$15,737	$26,639
Contract services	20,481	20,411
	36,218	47,050
Cost of sales:
Product sales	15,222	16,765
Contract services	14,313	14,262
	29,535	31,027
Gross margin:
Product sales	515	9,874
Contract services	6,168	6,149
	6,683	16,023
Selling, general and administrative	13,663	15,256
Research and development	8,600	9,831
Loss from operations	(15,580)	(9,064)
Other (expense) income:
Interest income, net	375	224
Other expense, net	(300)	(2,389)
Loss before income taxes	(15,505)	(11,229)
Benefit for income taxes	(3,863)	(4,248)
Net loss	$(11,642)	$(6,981)
Loss per share data:
Basic	$(0.51)	$(0.30)
Diluted	$(0.51)	$(0.30)
Weighted average shares outstanding:
Basic	22,956,607	22,947,487
Diluted	22,956,607	22,947,487

AeroVironment, Inc.

Reconciliation of Loss per Share (Unaudited)

	Three Months Ended
	July 30,	August 1,
	2016	2015
Loss per share as adjusted	$(0.51)	$(0.24)
Other-than-temporary impairment loss and loss on sale of stock	—	(0.06)
Loss per diluted share as reported	$(0.51)	$(0.30)

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	July 30, 2016	April 30, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,313	$124,287
Short-term investments	101,802	103,404
Accounts receivable, net of allowance for doubtful accounts of $433 at July 30, 2016 and $262 at April 30, 2016	32,635	56,045
Unbilled receivables and retentions	14,493	18,899
Inventories, net	44,105	37,486
Income tax receivable	4,250	—
Prepaid expenses and other current assets	4,167	4,150
Total current assets	323,765	344,271
Long-term investments	33,097	33,859
Property and equipment, net	16,910	16,762
Deferred income taxes	15,104	15,016
Other assets	658	750
Total assets	$389,534	$410,658
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,529	$17,712
Wages and related accruals	9,934	13,973
Income taxes payable	—	943
Customer advances	2,416	2,544
Other current liabilities	12,708	11,173
Total current liabilities	35,587	46,345
Deferred rent	1,864	1,714
Capital lease obligations – net of current portion	357	449
Other non-current liabilities	184	184
Liability for uncertain tax positions	62	441
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 23,395,030 at July 30, 2016 and 23,359,925 at April 30, 2016	2	2
Additional paid-in capital	155,853	154,274
Accumulated other comprehensive loss	(183)	(201)
Retained earnings	195,808	207,450
Total stockholders’ equity	351,480	361,525
Total liabilities and stockholders’ equity	$389,534	$410,658

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	July 30, 2016	August 1, 2015
Operating activities
Net loss	$(11,642)	$(6,981)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,653	1,402
Loss from equity method investments	72	65
Impairment of available-for-sale securities	—	2,186
Provision for doubtful accounts	171	(147)
Losses on foreign currency transactions	226	58
Loss on sale of equity securities	—	145
Deferred income taxes	—	203
Stock-based compensation	992	1,039
Tax benefit from exercise of stock options	22	196
Excess tax benefit from stock-based compensation	—	(95)
Gain on disposition of property and equipment	(7)	—
Amortization of held-to-maturity investments	661	1,149
Changes in operating assets and liabilities:
Accounts receivable	23,019	5,549
Unbilled receivables and retentions	4,406	3,358
Inventories	(6,619)	(4,507)
Income tax receivable	(4,250)	(5,569)
Prepaid expenses and other assets	(17)	710
Accounts payable	(6,336)	(6,299)
Other liabilities	(3,594)	(3,766)
Net cash used in operating activities	(1,243)	(11,304)
Investing activities
Acquisition of property and equipment	(2,634)	(906)
Equity method investment	—	(85)
Redemptions of held-to-maturity investments	28,820	37,507
Purchases of held-to-maturity investments	(27,487)	(22,970)
Proceeds from the sale of property and equipment	7	—
Sales and redemptions of available-for-sale investments	400	217
Net cash (used in) provided by investing activities	(894)	13,763
Financing activities
Excess tax benefit from stock-based compensation	—	95
Principal payments of capital lease obligations	(95)	—
Tax withholding payment related to net settlement of equity awards	—	(29)
Exercise of stock options	258	515
Net cash provided by financing activities	163	581
Net (decrease) increase in cash and cash equivalents	(1,974)	3,040
Cash and cash equivalents at beginning of period	124,287	143,410
Cash and cash equivalents at end of period	$122,313	$146,450

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$1,786	$1,519
Non-cash activities
Unrealized change in fair value of investments recorded in other comprehensive income (loss), net of deferred taxes of $12 and $1, respectively	$18	$2
Reclassification from share-based liability compensation to equity	$307	$228
Acquisitions of property and equipment included in accounts payable	$321	$—

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended
	July 30,	August 1,
	2016	2015
Revenue:
UAS	$30,497	$40,167
EES	5,721	6,883
Total	36,218	47,050
Cost of sales:
UAS	25,083	26,466
EES	4,452	4,561
Total	29,535	31,027
Gross margin:
UAS	5,414	13,701
EES	1,269	2,322
Total	6,683	16,023
Selling, general and administrative	13,663	15,256
Research and development	8,600	9,831
Loss from operations	(15,580)	(9,064)
Other (expense) income:
Interest income, net	375	224
Other expense, net	(300)	(2,389)
Loss before income taxes	$(15,505)	$(11,229)

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AeroVironment, Inc.

Steven Gitlin

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ir@avinc.com